UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.      )

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FLORIDA EAST COAST INDUSTRIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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One Malaga Street

St. Augustine, FL 32084

April 28, 2006

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Florida East Coast Industries, Inc. The meeting will be held at Flagler College, 74 King Street, St. Augustine, Florida, on Thursday, June 1, 2006, at 10:30 a.m.

This booklet includes a formal notice of the annual meeting and the proxy statement. The principal business at the annual meeting will be to elect ten directors, ratify the appointment of KPMG LLP as the company’s independent registered public accounting firm and act on other business as may properly come before the meeting.

Your vote is important. We encourage you to vote your shares in accordance with the instructions printed on the enclosed proxy card before the meeting so that your shares will be represented and voted even if you do not attend the meeting.

Thank you for your ongoing support of and continued interest in Florida East Coast Industries, Inc.

Adolfo Henriques

Chairman of the Board,

President and Chief

Executive Officer

FLORIDA EAST COAST INDUSTRIES, INC.

One Malaga Street

St. Augustine, FL 32084

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 1, 2006

The annual meeting of the shareholders of Florida East Coast Industries, Inc. will be held in the Flagler Room, Flagler College, 74 King Street, St. Augustine, Florida, on Thursday, June 1, 2006, at 10:30 a.m.

The following business, which is described in the accompanying proxy statement, will be presented for consideration at the annual meeting:

1.	The election of ten directors to hold office until the annual meeting of shareholders in 2007, or until their successors are elected and qualified.

2.	The ratification of KPMG LLP as our independent registered public accounting firm for the 2006 fiscal year.

3.	The transaction of such other business as may properly come before the meeting or any adjournment thereof.

The board of directors has established the close of business on April 24, 2006 as the record date for determining those shareholders who will be entitled to notice of and to vote at the annual meeting or any adjournment thereof.

By Order of the Board of Directors.

Heidi J. Eddins

Secretary

Dated: April 28, 2006

Your vote is important. Please vote your shares in accordance with the instructions printed on the enclosed proxy card, regardless of whether you plan to attend the meeting in person.

FLORIDA EAST COAST INDUSTRIES, INC.

PROXY STATEMENT

Annual Meeting of Shareholders

To Be Held June 1, 2006

This proxy statement is being mailed to shareholders on or about April 28, 2006 in connection with the solicitation by the board of directors of Florida East Coast Industries, Inc. of proxies to be voted at the annual meeting of shareholders to be held on June 1, 2006, or at any adjournment thereof.

Our principal business address is One Malaga Street, St. Augustine, Florida 32084, and the telephone number is (904) 829-3421.

SOLICITATION AND REVOCATION OF PROXIES

We are soliciting the enclosed proxy by order of our board of directors for use in connection with the annual meeting of our shareholders to be held on June 1, 2006. The expense of printing and mailing this proxy statement will be borne by us. In addition to soliciting proxies by mail, the company’s directors, officers and employees may solicit proxies on behalf of the company personally, or by telephone or by facsimile, but it is estimated that the expense of any such solicitation will be nominal. We may reimburse brokers and other nominees for the expenses of forwarding proxy materials to the beneficial owners of stock held in their names. Beneficial owners of our stock may be given the opportunity to vote through the Internet or by telephone. The proxy card which is included with this statement states if Internet or telephone voting is available.

A proxy may be revoked by a shareholder at any time prior to it being voted by providing written notice to our secretary at the address noted above, or by attending and voting in person at the annual meeting by ballot. If a proxy is properly signed and is not revoked by the shareholder, the shares it represents will be voted at the meeting in accordance with the instructions of the shareholder. If no instructions are given, proxies will be voted in accordance with the recommendations of the board of directors.

MATTERS TO BE CONSIDERED

Shareholders will consider and act upon proposals to elect ten directors to serve until the next annual meeting of shareholders in 2007 or until their respective successors are elected and qualified and to ratify the appointment of KPMG LLP as the company’s independent registered public accounting firm for the 2006 fiscal year.

VOTING SECURITIES

Record Date; Shares Outstanding

The board of directors has established the close of business on April 24, 2006 as the record date for the determination of shareholders entitled to notice of and to vote at the annual meeting and any adjournment thereof. On that date, there were 33,396,522 shares of common stock issued and outstanding. Only shareholders of record at the close of business on the record date are entitled to receive notice of and to vote at the meeting.

Quorum; Broker Votes

The holders of at least a majority of the outstanding shares of common stock entitled to vote at the meeting, present in person or by proxy, shall constitute a quorum. For purposes of determining the presence of a quorum, any proxy marked “withhold authority” with respect to the election of a particular nominee for director will be counted as shares present and entitled to vote.

Under the rules of the New York Stock Exchange (NYSE), brokers holding shares for customers have the authority to vote on certain matters when they have not received instructions from the beneficial owners and do not have such authority as to certain other matters (so-called broker non-votes).

The election of directors and the ratification of KPMG LLP as our independent registered public accounting firm are matters that brokers may vote on without instructions from the beneficial owner.

Voting for Directors

Directors are elected by a plurality of the shares voted at a meeting where a quorum is present. The number of shares of common stock you owned as of the close of business on the record date is shown on the enclosed proxy card. Each share of common stock you own is entitled to one vote in an election of directors. Each shareholder is entitled to cumulate his, her or its shares for purposes of electing directors. Each shareholder is entitled to multiply the number of votes that the shareholder is entitled to cast by the number of directors for whom that shareholder is entitled to vote. The resulting share votes may be cast for a single candidate or distributed among as many candidates as the shareholder sees fit. Cumulative voting applies only to the election of directors.

If you sign your proxy card or voting instruction card with no further instructions, Heidi J. Eddins and Daniel H. Popky, as designated proxies, may cumulate and cast your votes in favor of the election of some or all of the applicable nominees in their sole discretion, except that none of your votes will be cast for any nominee as to whom you instruct that your votes be withheld.

Voting for Ratification of KPMG LLP as Independent Registered Public Accounting Firm

In regard to ratification of the appointment of KPMG LLP as the company’s independent registered public accounting firm for the 2006 fiscal year, each share of common stock outstanding as of the close of business on the record date is entitled to one vote. The affirmative vote of a majority of the votes cast at a meeting where a quorum is present will be sufficient to ratify the company’s appointment of KPMG LLP.

Reorganization and Codina Acquisition

In connection with the Codina acquisition discussed on page 25 of this proxy statement, on April 27, 2006, the company reorganized into a new holding company structure. This was accomplished under Florida law by the formation of FOXX Holdings Inc., a direct, wholly-owned subsidiary of Florida East Coast Industries, Inc. (Old FECI) and the merger of FOXX Merger Sub, Inc., a wholly-owned subsidiary of FOXX Holdings, Inc., with and into Old FECI. The merger resulted in FOXX Holdings, Inc. becoming the parent of Old FECI. FOXX Holdings, Inc. changed its name to Florida East Coast Industries, Inc. and Old FECI changed its name to FECI Company. Each share of FECI Company stock was automatically converted into one share of common stock of Florida East Coast Industries, Inc. (formerly FOXX Holdings, Inc.) without any action on the part of the shareholders. If you hold certificated shares, those certificates automatically reflect your ownership of the company.

Voting on Other Matters

With respect to any other matter that properly comes before the annual meeting, the designated proxies will vote as recommended by the board of directors or, if no recommendation is given, in their own discretion in the best interests of the company, in either case in accordance with applicable law. At the date this proxy statement went to press, the board of directors had no knowledge of any business other than that described in this proxy statement that is expected to come before the annual meeting.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Principal Shareholders

The following table provides information about any person known by management to have been the beneficial owner of more than 5% of our common stock as of December 31, 2005:

Names and Addresses of Beneficial Owners	Amount and Nature of Beneficial Ownership	Percent of Common Stock Outstanding as of Record Date
Franklin Mutual Advisers, LLC (1) 51 John F. Kennedy Parkway Short Hills, NJ 07078	12,029,310	37.6%
Legg Mason & Co., LLC (2) 100 First Stamford Place Stamford, CT 06902	2,416,257	7.3%

(1)	Based on Schedule 13D filing dated July 19, 2004.
(2)	Based on 13G filing dated February 14, 2006. Reporting persons include CAM North America, LLC and Smith Barney Fund Management LLC.

Security Ownership of Directors, Nominees for Director and Executive Officers

The following table provides information, as of April 28, 2006, regarding the beneficial ownership of our common stock by the directors, the nominees for director, and the executive officers named in the summary compensation table and all directors, nominees and executive officers as a group. The number of shares shown in the table includes the number of shares that the person specified may acquire by exercising options that may be exercised within 60 days of April 28, 2006.

Name of Beneficial Owner	Amount of Beneficial Ownership	Percent of Common Stock Owned
Armando Codina (a)	3,008,830	8.2%
Robert D. Fagan	2,592	*
David M. Foster (b)	22,679	*
Allen C. Harper	590	*
Adolfo Henriques (c)	149,494	*
James E. Jordan	2,592	*
Gilbert H. Lamphere (d)	15,418	*
Joseph Nemec (e)	18,415	*
Jorge Perez	1,679	*
James J. Pieczynski	2,592	*
Wellford L. Sanders, Jr.	1,180	*
George R. Zoffinger	0
Rosa Sugrañes	0
Heidi J. Eddins (f)	67,094	*
John D. McPherson (g)	163,711	*
Daniel H. Popky	52,073	*
All executive officers and directors as a group (16 persons)	3,508,938	9.6%

(a)	Shares issued on April 27, 2006 to Armando Codina and affiliated entities in connection with the company’s acquisition of Codina Group, Inc. and certain property interests. Includes 1,295,399 shares held in escrow that are contingent upon satisfaction of certain conditions and 171,343 shares held in escrow for potential post closing adjustments and indemnifications. See Certain Relationships and Related Transactions on page 25.
(b)	Includes beneficial ownership of 8,402 shares of common stock that may be acquired by exercise of options.
(c)	Includes beneficial ownership of 12,603 shares of common stock that may be acquired by exercise of options.
(d)	Includes beneficial ownership of 8,402 shares of common stock that may be acquired by exercise of options.
(e)	Includes beneficial ownership of 8,402 shares of common stock that may be acquired by exercise of options.
(f)	Includes beneficial ownership of 12,078 shares of common stock that may be acquired by exercise of options, 495 shares acquired through the FECI Employee Stock Purchase Plan and 373 shares of FECI Stock Fund in Mrs. Eddins’ 401(k) Plan as of March 31, 2006.
(g)	Includes beneficial ownership of 76,155 shares of common stock that may be acquired by exercise of options and 4,584 shares acquired through the FECI Stock Fund in Mr. McPherson’s 401(k) Plan as of March 31, 2006.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors and any persons owning more than 10% of a class of our stock to file certain reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC) and the NYSE. During 2005, our executive officers and directors filed with the SEC, on a timely basis, all required reports relating to transactions involving our equity securities beneficially owned by them. We have relied on the written representation of our executive officers and directors and copies of the reports they have filed with the SEC in reaching this conclusion.

Board of Directors and Board Committees

The board of directors holds quarterly meetings, including one meeting following the annual meeting of shareholders, and other meetings when called in accordance with our By-Laws. During 2005, the board of directors held seven meetings.

Attendance

During 2005, all of the directors attended at least 75% of the total number of board and applicable committee meetings. Board members are expected to attend the company’s annual meeting of shareholders. All board members attended the 2005 annual meeting of shareholders.

Committees

To assist it in carrying out its duties, the board of directors has authority to appoint committees. Under that authority and in compliance with the requirements of the New York Stock Exchange, the board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee, each of which is comprised of non-employee directors. Committee membership in the 2005-2006 term is as follows:

Director	Audit	Compensation	Nominating & Corporate Governance
Robert D. Fagan	X
David M. Foster	X		X
Allen C. Harper		X
Adolfo Henriques
James E. Jordan		Chair	X
Gilbert H. Lamphere	X	X
Joseph Nemec		X	Chair
Jorge Perez			X
James J. Pieczynski	Chair
Wellford L. Sanders, Jr.	X

Audit Committee

The audit committee (a) assists the board in its oversight of the integrity of the financial statements of the company, the qualifications, independence and performance of the company’s independent registered public accounting firm, the independence and performance of the company’s internal audit function, and compliance by the company with legal and regulatory requirements, (b) has sole authority to appoint, retain, compensate, evaluate and replace the independent registered public accounting firm (subject to ratification by shareholders if deemed appropriate by the board of directors), and (c) prepares the audit committee report included in this proxy statement. The audit committee reviews and approves in advance all audit, audit-related and non-audit services performed by the independent registered public accounting firm (to the extent those services are permitted by the Securities Exchange Act of 1934, as amended). The audit committee may, from time to time, delegate its authority to pre-approve non-audit services on a preliminary basis to one or more audit committee members, provided that such approval be presented to the full audit committee at the next audit committee meeting.

The audit committee meets with management, our internal auditors, and the independent registered public accounting firm periodically to consider the adequacy of our internal controls and the objectivity of our financial reporting. It discusses these matters with our independent registered public accounting firm, internal auditors, and with appropriate financial management personnel. Both the independent registered public accounting firm and the internal auditors regularly meet privately with the committee and have unrestricted access to the committee. In addition, among its other responsibilities, the audit committee reviews our critical accounting policies, our annual and quarterly reports on Forms 10-K and 10-Q and where appropriate, on Form 8-K, and other filings with the SEC and our earnings releases before they are published. Management has primary responsibility for our financial statements and the overall reporting process, including our system of internal controls. The independent registered public accounting firm audits the annual financial statements prepared by management, expresses an opinion as to whether those financial statements present fairly, in all material respects, our financial position, results of operations and cash flows in conformity with generally accepted accounting principles, and discusses with the audit committee any issues they believe should be raised with them. In addition, the independent registered public accounting firm audits management’s assessment of internal controls over financial reporting and the effectiveness of such internal controls.

The board of directors has determined that each director who serves on the audit committee is “independent” for purposes of the NYSE listing standards and has the ability to read and understand financial statements. The board has also determined that Mr. Pieczynski, Mr. Lamphere, Mr. Fagan and Mr. Sanders are “audit committee financial experts” as defined in SEC regulations. The board of directors has adopted a written charter setting out the functions the audit committee is to perform. A copy of the current charter is available on our website (www.feci.com) and is appended to this proxy statement as Annex A. The audit committee held eight meetings during the fiscal year ended December 31, 2005.

AUDIT COMMITTEE REPORT

The audit committee assists the board in fulfilling its responsibilities for general oversight of the integrity of the company’s financial statements, the company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’s qualifications and independence, the performance of the internal auditors and independent registered public accounting firm, and financial risk assessment and risk management. The audit committee oversees the company’s relationship with its independent registered public accounting firm (who report directly to the audit committee). The audit committee has the authority to obtain advice and assistance from outside legal, accounting or other advisors as the audit committee deems necessary to carry out its duties and receive appropriate funding, as it deems necessary, to obtain such advice and assistance.

In carrying out its responsibilities, the audit committee, among other things:

•	monitors preparation of quarterly and annual financial reports by the company’s management;

•	supervises the relationship between the company and its independent registered public accounting firm, including having direct responsibility for their appointment, compensation and retention; reviewing the scope of their audit services; approving all non-audit services, if any; and confirming the independence of the independent registered public accounting firm;

•	oversees management’s implementation and maintenance of effective systems of internal and disclosure controls, including review of the company’s policies relating to legal and regulatory compliance, ethics and conflicts of interest and

•	reviews the company’s internal auditing program.

The company’s management has responsibility for preparing the company’s financial statements and for the financial reporting process. The company’s independent registered public accounting firm,

KPMG LLP, is responsible for expressing an opinion on the conformity of the company’s audited financial statements with accounting principles generally accepted in the United States, an opinion on management’s assessment of the effectiveness of the company’s internal control over financial reporting and an opinion regarding the effective operation of the company’s internal control over financial reporting. The members of the audit committee are not professionally engaged in the practice of auditing or accounting. Members of the committee rely, without independent verification, on the information provided to them and on the representations made by management and the independent registered public accounting firm.

In this context, the audit committee reports as follows:

The audit committee reviewed the company’s audited consolidated financial statements as of and for the year ended December 31, 2005, and discussed those financial statements with management.

The audit committee has discussed with the independent registered public accounting firm the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU§380).

The audit committee has received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees), and has discussed with the independent registered public accounting firm their independence.

Based on the reviews and discussions referred to above, the audit committee recommended to the board of directors that the audited financial statements referred to above be included in the company’s Annual Report on Form 10-K for 2005.

Audit Committee:

James J. Pieczynski, Chair

Robert D. Fagan

David M. Foster

Gilbert H. Lamphere

Wellford L. Sanders, Jr.

Compensation Committee

The compensation committee periodically reviews the company’s compensation philosophy, policies, practices and procedures, and makes recommendations to our board of directors concerning changes, as appropriate. The board of directors has delegated to the compensation committee the responsibility of assuring that the chief executive officer and other executive officers are compensated in a manner consistent with these compensation policies. The compensation committee reviews and determines annually the individual elements of total compensation for our executive officers. The compensation of the chief executive officer is subject to the approval of the non-management members of the board. The committee also reviews the compensation of the directors and reports to the board on that matter. The compensation committee considers the advice of independent outside consultants and compensation survey data in determining the amounts and types of compensation the company pays its officers and directors. In addition to establishing the base salary of the executive officers, the compensation committee administers the company’s cash incentive plan and stock incentive plan. The compensation committee oversees management’s succession plan and the company’s employee benefit plans and savings and retirement plans and reports its findings to the board of directors. The current compensation committee charter is available on our website (www.feci.com). The committee is comprised of non-employee directors meeting the independence requirements of the NYSE. The committee held nine meetings in 2005. The Compensation Committee Report is on page 15 of this proxy statement.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee is responsible for (a) identifying individuals qualified to become board members and recommending director nominees to the board, (b) recommending directors for appointment to the board’s committees, (c) evaluating and reporting to the board regarding director independence, (d) overseeing the orientation and continuing education program for directors and self evaluations of the performance of the board and its committees, (e) recommending corporate governance guidelines and (f) overseeing compliance with the guidelines and the company’s code of conduct.

The governance guidelines and the current charter of the nominating and corporate governance committee are posted on our website (www.feci.com). The committee, as its charter requires, is comprised solely of non-employee directors meeting the independence requirements of the NYSE. The nominating and corporate governance committee held seven meetings in 2005.

Governance Matters

Compensation of Directors

Cash

Non-management directors receive a cash retainer of $30,000 per year, a fee of $2,000 for each board meeting attended and a $2,000 fee for each committee meeting attended. In addition, each chairperson of the compensation and governance committee receives a $5,000 annual cash retainer and the chair of the audit committee receives a $7,500 annual cash retainer. Directors are reimbursed for transportation and other reasonable expenses incident to attending board and committee meetings. Directors are permitted to receive the retainer compensation in company common stock.

Equity

Each director receives shares of restricted stock having a fair market value at the time of such grant of $50,000 upon election or re-election to the board. Fifty percent of these shares vest on each of the six-month and one-year anniversaries of the date of the grant. In 2005, upon election, each director received 1,180 shares of restricted stock. The board has adopted stock ownership guidelines that require directors to accumulate stock in the company equal in value to five (5) times the annual cash retainer over no more than five (5) years.

The compensation of each of our directors in 2005 is set forth below:

Name	Cash	Equity # of Shares	Value at Grant	Shares Received in Lieu of Cash Retainer
Robert D. Fagan	$60,000	1,180	$50,000	0
David M. Foster	$59,000	1,180	$50,000	357
Allen C. Harper	$63,250	1,180	$50,000	0
James E. Jordan	$77,750	1,180	$50,000	0
Gilbert H. Lamphere	$78,000	1,180	$50,000	0
Joseph Nemec	$75,000	1,180	$50,000	0
Jorge Perez *	$14,500	1,180	$50,000	357
James J. Pieczynski	$65,000	1,180	$50,000	0
Wellford L. Sanders, Jr. *	$35,500	1,180	$50,000	0

*	Messrs. Perez and Sanders were first elected to the Board in June 2005

Equity Ownership Guidelines for Executives

In 2005, the Nominating and Corporate Governance Committee approved stock ownership guidelines applicable to the chief executive officer and the other senior executives named in the Summary Compensation Table on page 17. The CEO is required to acquire and hold at least four times his base salary in company stock and the other executives are required to acquire and hold three times their base salary. Although the executives have three years to achieve such ownership, each of the current senior executives exceeded that ownership level in 2005. The equity holdings include restricted and unrestricted stock but do not include stock options. A newly hired executive will have five years to accumulate the required ownership level.

Code of Ethics

The company has adopted a Code of Conduct that applies to all employees and directors of the company. The Code of Conduct includes a code of ethics that applies to the Chief Executive Officer, Chief Financial Officer, the Controller and any other employee with any responsibility for the preparation and filing of documents with the SEC. The entire Code of Conduct is posted on the company’s website (www.feci.com). The Code is distributed annually to all employees and directors. We may post on our website amendments to or waivers of the provisions of the Code of Conduct, if any, made with respect to any of our directors and executive officers. Please note that the information contained on the website is not incorporated by reference in, or considered to be a part of, this document or any other document filed with the SEC.

Executive Sessions of Non-Management Directors

Non-management directors meet regularly in executive session without management. Non-management directors are all those directors who are not company officers but could include directors, if any, who are not “independent” because he/she has a material relationship with the company. No current non-management director has such a relationship. The only management directors on our board are Adolfo Henriques, Chairman, President and Chief Executive Officer and Armando Codina, President and Chief Executive Officer of Flagler Development Company and the Codina Group. An executive session is scheduled at each regularly scheduled board meeting. Executive sessions are chaired by the committee chairpersons on a rotating basis unless the non-management directors select a different director to preside due to the topic being discussed.

Communications with Directors

Any shareholder who desires to communicate with the board of directors may do so by writing to: Non-Management Directors, Florida East Coast Industries, Inc., One Malaga Street, St. Augustine, FL 32084. As directed by the board, such communications are forwarded by the secretary to the directors, as appropriate, depending on the facts and circumstances of the communication received. Communications labeled confidential will be forwarded to the chair of the audit committee. Pursuant to the board’s delegation, the chair of the audit committee will distribute such communications to other members as the facts and circumstances require. Any communication regarding accounting, internal accounting controls and auditing matters will be forwarded by the secretary to the chair of the audit committee.

Independence of Directors

The board of directors has adopted corporate governance guidelines to address significant principles of governance of the company. The guidelines cover topics including board composition and director qualification, education and evaluation, directors’ responsibilities, director compensation, board size, committees and committee composition, and management succession. The guidelines limit the number of board seats a director may hold to three (3) public companies, unless the board determines that service on additional boards would not impair the ability to serve effectively on FECI’s board.

The guidelines provide that a majority of the board shall meet the independence requirements of the NYSE. No director qualifies as independent unless the board determines that the director has no direct or indirect material relationship with the company. In making that determination, the board applied the following categorical standards:

A director who is an employee, or whose immediate family member is an executive officer of the company may not be deemed independent until three years after the end of such employment relationship.

A director who receives, or whose immediate family member receives more than $100,000 per year in direct compensation from the company, other than director and committee fees, is not independent until three years after he or she ceases to receive more than $100,000 per year in such compensation.

A director who is affiliated with or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the company is not independent until three years after the end of the affiliation or the employment or auditing relationship.

A director who is employed, or whose immediate family member is employed as an executive officer of another company where any of the company’s present executives serve on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of a company that makes payments to, or receives payments from, the company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million, or 2% of such other company’s consolidated gross revenues, is not “independent” until three years after falling below such threshold.

A director who, or whose immediate family member, serves as an executive officer of a charitable organization that received contributions from the company within the preceding three fiscal years with contributions exceeding, during any single fiscal year, the greater of $100,000, or 2% of such charitable organization’s consolidated gross revenues will not be considered independent.

In addition to the categorical standards set forth above, each year the board reviews all direct and indirect relationships of any type that a director or any member of his or her immediate family has with the company, including its subsidiaries, to determine whether any such relationship is inconsistent with a determination that the director is independent. The board of directors reviews all the facts and circumstances of such relationships. In 2005, these relationships included the company’s purchases of fuel from Gate Petroleum (via competitive bid) and banking services from Wachovia Bank. Mr. Foster is a director of Gate Petroleum, a private company and Mr. Sanders is employed by an affiliate of Wachovia. Additionally in 2005, the company co-funded, with several third parties, the cost of legal services in connection with the potential development of a track inspection and monitoring system, which development investment opportunity was brought to the company by Mr. Lamphere. The cost to the company was less than $60,000. Mr. Lamphere is a part owner of the venture pursuing this development.

The board determined, based on its review, that the foregoing relationships are immaterial and that all directors, except Mr. Henriques and Mr. Codina, who are employees of the company, are independent. The transactions between the company and Mr. Codina are discussed on page 25.

Selection of Director Candidates

The nominating and corporate governance committee is responsible for developing a slate of director nominees for approval by the board of directors. The committee’s goal is to assemble a board that brings to the company a variety of perspectives and skills in light of the business and strategy of the company. To develop a slate of candidates for the board’s consideration, the committee considers the appropriate size of the board and the needs of the company. The committee oversees an evaluation of the current members of the board in light of the skills and experience that are relevant to the company’s business. If any member of the board does not wish to continue in service or if the committee recommends that a member not be re-nominated, the committee identifies the desired skills and experience desirable to complete the board slate. The committee strives to balance the considerable benefit of continuity of knowledge, skills and experience with the periodic injection of new perspectives.

Among other things, when assessing a candidate’s qualifications, the committee considers many factors about the prospective nominee, including the ability to represent the interests of all shareholders, the candidate’s standards of integrity, commitment and independence of thought and judgment; the ability to dedicate sufficient time, energy and attention to the diligent performance of his/her duties, including the candidate’s service on other public company boards as set forth in our guidelines and the extent to which the candidate contributes to the diversity of talent, skill, and experience of the board as a whole. The committee considers all of these qualities when determining whether or not to recommend a candidate. The committee may utilize a search firm to help identify candidates who meet the qualifications established by the committee. The committee may also receive and consider suggestions from other board members and management. Additionally, the committee considers qualified candidates for directors suggested by our shareholders, including nominations made pursuant to our articles of incorporation. Shareholders may suggest qualified candidates for director by writing to the chair of the nominating and corporate governance committee or our corporate secretary at FECI, One Malaga Street, St. Augustine, FL 32084.

In preparation for the 2006 annual meeting, the committee received a suggestion for board candidates from Franklin Mutual Advisers (FMA). Representatives of the nominating and corporate governance committee met with the candidate suggested by FMA as well as with other potential candidates suggested by Mr. Henriques, the company’s CEO and members of the committee. After these interviews, the committee recommended that George R. Zoffinger (suggested by FMA) and Rosa Sugrañes (suggested by Mr. Henriques) be included on the slate of directors to be elected at the annual meeting.

Armando Codina was elected to the board of directors on April 28, 2006 following the company’s acquisition of The Codina Group, Inc. and property interests from Mr. Codina. Mr. Codina was named President and Chief Executive Officer of Flagler Development Company and Codina Group, Inc. effective April 27, 2006. See Certain Relationships and Related Transactions on page 25.

PROPOSAL No. 1

ELECTION OF DIRECTORS

At the annual meeting, ten directors are to be elected to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified.

Nominees

The ten individuals named below are the nominees for election as directors. The designated proxies named on the accompanying proxy card intend to vote for the election of the persons named below to the board of directors. With the exception of Mr. Zoffinger and Ms. Sugrañes, all of the nominees are currently members of our board of directors. Certain information concerning each of the nominees is set forth below. A shareholder’s proxy will be voted for the election of these nominees unless otherwise indicated by the shareholder.

The board of directors knows of no reason why any nominee for director would be unable to serve as a director. If any nominee should, for any reason, be unable to serve, the shares represented by all valid proxies would be voted for the election of such other persons as the board of directors may designate.

Name	Director Since	Age	Principal Occupation or Employment for the Past Five Years; Other Directorships[a]
ARMANDO CODINA	2006	59	President and CEO, Flagler Development Company and Codina Group, Inc. since April 27, 2006; formerly Founder and Chairman of Codina Group, Inc., a Coral Gables, Florida real estate investment, development, construction, brokerage and property management firm established in 1979. Director, AMR Corporation, American Airlines, Inc., Bell South Corporation, Merrill Lynch & Co., Inc., General Motors Corporation and Burger King Corporation.
DAVID M. FOSTER	2000	71	Independent business consultant, Jacksonville, Florida; Director, SunTrust Bank/North Florida and Gate Petroleum Company. Real estate manager for Jacksonville Greyhound Racing, Inc.
ADOLFO HENRIQUES	1998	52	Chairman, President and Chief Executive Officer, FECI since March 28, 2005, formerly Southern Region CEO of Regions Financial Corporation since February 2004. Previously Group CEO of Union Planters Bank from July 2001 to February 2004 (date of merger of Regions Financial Corporation and Union Planters Bank) and President and Chief Executive Officer, Union Planters Bank-Florida, from February 1998 to July 2001; Director, Medica HealthCare Plans, Inc., a privately held health care services company and U. S. Century Bank, a privately held bank.
JAMES E. JORDAN	2004	62	Retired, Formerly Managing Director, Arnhold and S. Bleichroeder Advisers, LLC, a privately owned global investment management company since July 2002. Prior to that time, Mr. Jordan was a private investor and a consultant to The Jordan Company, a private investment banking firm. Director, Leucadia National Corporation, JZ Equity Partners, Plc., and the First Eagle funds.
GILBERT H. LAMPHERE	2000	53	Managing Director, Lamphere Capital Management, a private equity firm, 1999 to present; Former Director, Canadian National Railway Company; Former Chairman, Illinois Central Railroad.
JOSEPH NEMEC	2000	65	Senior Vice President, Booz, Allen and Hamilton. Director, Black & Veatch, a privately held engineering and construction company.
JORGE PEREZ	2005	56	Chairman, The Related Group of Florida, a residential development, construction services and property management firm operating primarily in Florida; Director, Regions Financial Corporation.
WELLFORD L. SANDERS, JR.	2005	60	Managing Director, Wachovia Capital Markets, LLC, an affiliate of Wachovia Corporation and its predecessors, since 1997; Chairman, Hancock Fabrics, Inc.
ROSA SUGRAÑES		48	Chairman and founder of Iberia Tiles, an independently owned distributor of ceramic tile, marble and stone since 1979; Board Member, Rosa Gres Group of Barcelona, Spain, a manufacturer of ceramic tiles.
GEORGE R. ZOFFINGER		58	President and CEO, New Jersey Sports and Exposition Authority since March 2002. Prior to that Mr. Zoffinger served as President and CEO of Constellation Capital Corp. from February 1998 to March 2002.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ELECTION OF EACH OF THE NOMINEES NAMED ABOVE.

[a]	If no dates are indicated, each nominee has had the same principal occupation for at least the past five years.

PROPOSAL No. 2

RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2006 FISCAL YEAR.

The audit committee of the board of directors has appointed KPMG LLP to serve as the independent registered public accounting firm to audit the company’s 2006 financial statements.

KPMG LLP served as our independent registered public accounting firm for the fiscal years ending December 31, 2005, 2004, and 2003. Representatives of KPMG LLP are expected to be present at the annual meeting of shareholders and will have the opportunity to make a statement if they desire to do so. The KPMG LLP representatives are also expected to be available to respond to appropriate questions.

The board is submitting the selection of KPMG LLP to our shareholders for ratification. In the event shareholders fail to ratify the selection; that vote will be considered by the audit committee in determining whether to select a different firm. Even if the selection of KPMG LLP is ratified, the audit committee may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our shareholders.

Audit Fees. During the year ended December 31, 2005, we paid $450,000 in fees to KPMG LLP for professional services rendered for the audit of the annual consolidated financial statements and review of our financial statements included in our quarterly reports during that period, the audit of management’s assessment of internal controls over financial reporting and the audit of the effectiveness of internal controls over financial reporting. During the year ended December 31, 2004, we paid $510,450 in fees to KPMG LLP for professional services rendered for the audit of the consolidated financial statements.

Audit Related Fees. We paid $25,000 and $24,000 in audit related fees to KPMG LLP for professional services related to the audits of employee benefit plans for years 2005 and 2004, respectively.

Tax Fees. None in years 2005 and 2004.

All Other Fees. None in years 2005 and 2004.

Audit Committee Pre-Approval Policies and Procedures

The audit committee reviewed and approved in advance the audit and audit-related services described above. The audit committee delegated to the chairman of the committee the responsibility to pre-approve non-audit services to be performed by the independent accountant and any such approvals are presented to the full audit committee at the next committee meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE

FOR THE RATIFICATION OF KPMG LLP

AS FECI’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR YEAR ENDING DECEMBER 31, 2006

COMPENSATION COMMITTEE REPORT

The compensation committee is responsible for determining annually the total compensation of the senior executive officers of the company, including establishing annual base pay, establishing the performance criteria and making awards under the company’s cash incentive plan, and administering the company’s stock incentive plan. The committee considers the advice of independent outside consultants in its determinations, as it deems necessary and appropriate. The committee annually reviews compensation data to ensure that total compensation is competitive. In 2005, the committee also spent considerable effort in developing an appropriate compensation package for Adolfo Henriques, who joined the company as Chairman, President and Chief Executive Officer in March 2005 and in finalizing the separation arrangements for Robert Anestis. The committee met nine times in 2005.

Compensation Philosophy

The goal of the executive compensation program is to attract, motivate and retain highly talented individuals while ensuring that these executives are compensated in a way that advances both the short-and long-term interests of shareholders. The compensation of executive officers consists of three primary components: base salary, annual cash incentive and equity grants.

The committee believes that a significant portion of compensation should be at risk. Awards under our performance-based annual cash incentive are dependent on the company and the executive achieving goals designed to create value for shareholders. The committee rewards executives when they have achieved these goals. The committee also makes equity grants that are intended to align executives’ economic interest with that of the shareholders. The amount of equity awarded is also dependent on performance.

Base Salary

The committee sets base salaries at levels that are intended to be at approximately the market median level, taking into consideration job responsibilities, experience and individual job performance. From time to time, the committee will undertake an in depth study with the assistance of a consultant hired by the committee to identify the range of base salary that is appropriate for the company’s executives, in light of the responsibilities and complexity of the position and other relevant factors, including market data. Having done an extensive benchmarking study three years ago to determine appropriate base salary ranges, base salaries have been adjusted recently based on a review of relevant survey data. Base salaries of the named executive officers were increased 3.5% in 2005 and 3.5% in 2006.

Annual Cash Incentive

Annual cash incentives for our executives are determined based on the performance of each of our businesses compared to a number of financial metrics and development milestones approved by the committee, and the individual contributions and performance of the executives to pre-established goals approved by the committee. Awards for our executives for 2005 performance were based on the weighted results compared to the pre-approved targets of our transportation and real estate businesses and the individual’s performance. These measures were railway EBITDA growth, railway return on net assets, real estate operating profit before depreciation and amortization, rental cash flow, leasing performance, new development commitments and acquisitions. The committee establishes levels of financial performance at each of the business units, including threshold, target and maximum levels. Seventy-five percent of the cash incentive opportunity for corporate executives is determined based on the performance of the business units against those targets established for the fiscal year in question and 25% is based on pre-determined individual goals and individual contributions.

Executives at the business units are evaluated based on the financial results specific to the business they manage. In addition to the financial measures, at least 20% of the total cash incentive payment to such executives is based on accomplishment of pre-determined individual objectives and individual contributions.

Equity Incentives

We also have a long-term incentive program (LTI) under which the committee makes equity awards. In the last several years these awards have been in the form of grants of restricted stock. The restricted stock awards have performance features. The restricted stock grant opportunity for plan participants is generally based on a multiple of base salary. A target equity award is established for each plan participant and awarded based on the company’s performance to pre-approved targets. The grant opportunity ranges are based on annual salary and range from 2 times to .3 times base salary. At certain management levels, participants’ awards are based on a dollar value ranging in 2005 from $2,781 to $12,978. In 2005, stock grants were awarded to 145 employees.

In 2005, the committee awarded 25% of the target opportunity as a service based award. Any additional grant is based on the results achieved in the combined financial and development metrics described above under “Annual Cash Incentive”.

The maximum award that can be achieved is 175% of the target opportunity. Each award vests over a four-year period.

Beginning in 2006, 100% of the restricted stock award opportunity will be performance based.

Fringe Benefits

In evaluating and determining the total compensation of executive officers, the compensation committee also considers the value of our fringe benefit plans. We provide health coverage, life and disability insurance, and a 401(k) plan with a company contribution that matches a portion of the employee’s contribution. The maximum company contribution in 2005 was $4,400 to any one employee. We also pay a car allowance and limited club dues and provide financial and tax planning services for the executives listed in the summary compensation table. With the exception of Mr. Henriques, the company does not maintain any additional retirement plan or benefits for current employees.

Compensation of the Chief Executive Officer

In March of 2005, the company hired Adolfo Henriques as Chairman, President and Chief Executive Officer. The committee worked extensively with its compensation consultant to develop and negotiate compensation arrangements for Mr. Henriques. Mr. Henriques was recruited from a CEO level position and certain elements of his compensation arrangements are intended to replace lost benefits. A discussion of the terms of Mr. Henriques’ employment is found in Executive Employment Agreements on page 23.

Base Salary

Mr. Henriques’ base annual salary was set at $630,000 for 2005. This salary was derived based on the salary of the former CEO, market data supplied by the committee’s consultant, and Mr. Henriques’ compensation package at his former employer. For 2006, Mr. Henriques’ base salary was increased by 3.5% to $652,050.

Annual Cash Incentive

Mr. Henriques’ cash incentive award for 2005 was determined based on the performance of the company during his tenure. The performance metrics were Railway EBITDA growth, railway return on net assets, real estate operating profit before depreciation and amortization, rental cash flow, leasing, performance, new development commitments and acquisitions. In addition, the committee reviewed Mr. Henriques’ performance in 2005 in achieving certain goals, including the agreement announced in January 2006 to acquire real estate assets. The committee recommended, and the full board of independent directors approved a bonus of $810,692.

Stock Awards

For 2005, two awards were made under the stock incentive plan. Mr. Henriques’ target stock award opportunity was 30,100 shares ($1.3 million as of the award date.) In August, Mr. Henriques was granted 25% of that award or 7,525 shares. These shares vest over four years. In February 2006, Mr. Henriques was granted 36,571 additional shares, which also vest over 4 years. This award was based on the company’s performance to the 2005 goals established by the committee and discussed above.

CEO Separation Agreement

On February 10, 2005, the company announced that Mr. Henriques would succeed Robert Anestis as Chairman, President and CEO of the company. The committee negotiated the final terms of Mr. Anestis’ separation agreement in early 2005. The agreement provided for lump sum cash payments, acceleration of equity grants and continuation of certain benefits.

Corporate Tax Deduction on Compensation in Excess of $1 Million a Year

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1 million paid to their chief executive officers or any of the four other most highly compensated executive officers. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The compensation committee endeavors to structure certain performance-based compensation, including stock grants to executive officers who may be subject to Section 162(m) of the Internal Revenue Code, in a manner that satisfies those requirements but some amounts paid under our compensation program may not qualify.

The compensation committee reserves the authority to award non-deductible compensation in the event it determines that the complexity of managing the diverse businesses comprising the company and other circumstances warrant such compensation. Certain of Mr. Henriques’ compensation awarded on his employment is not deductible under Section 162(m). Further, because of ambiguities and uncertainties as to the application in interpretation of Section 162(m) and the regulations issued thereunder, no assurance can be given, notwithstanding our efforts, that compensation the company intends to have satisfy the requirements for deductibility under Section 162(m) does in fact do so.

Compensation Committee:

James E. Jordan, Chair

Allen C. Harper

Gilbert H. Lamphere

Joseph Nemec

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

During the last completed fiscal year, the compensation committee was comprised of James E. Jordan (Chair), Allen C. Harper, Gilbert H. Lamphere, and Joseph Nemec. None of the members of the compensation committee were officers or employees of the company or any of its subsidiaries in the last fiscal year or in any prior periods.

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the compensation for our Chief Executive Officer and each of the four other most highly compensated executive officers of FECI and its subsidiaries during the three-year period ended December 31, 2005.

Summary Compensation Table

		Annual Compensation					Long Term Compensation
Name and Principal Position	Year	Salary ($)		Bonus (b) ($)	Other Annual Compensation ($)		Restricted Stock Awards (e) (1), (2) ($)	All Other Compensation (f) ($)
Robert W. Anestis, 60	2005	$155,250	(a)	$0	*		$2,336,906	$3,524,855	(g)
Former Chairman, President	2004	$600,000		$685,000	*		$1,093,813	$2,015,795	(h)
& Chief Executive Officer	2003	$550,250		$450,000	*		$899,438	$6,978

Adolfo Henriques, 52	2005	$501,037	(a)	$1,060,692	$228,584	(c)	$4,903,705	$505,409	(i)
Chairman, President	2004	0		0	*		0	0
& Chief Executive Officer	2003	0		0	*		0	0

John D. McPherson, 59	2005	$362,250		$362,250	*		$1,182,666	$7,478
Executive Vice President;	2004	$350,000		$358,750	*		$250,672	$7,228
President, Florida East Coast Railway, L.L.C.	2003	$337,750		$195,000	*		$207,563	$6,978

G. John Carey, 51	2005	$334,310		$218,973	*		$1,116,346	$6,527
President, Flagler	2004	$323,000		$269,412	*		$250,092	$6,535
Development Company	2003	$312,000		$239,304	*		$207,563	$5,523

Daniel H. Popky, 41	2005	$310,500		$251,621	*		$1,020,951	$5,696
Executive Vice President	2004	$259,195		$221,003	$144,288	(d)	$747,806	$5,013
and Chief Financial Officer	2003	$0		$0	*		$0	$0

Heidi J. Eddins, 49	2005	$310,500		$251,621	*		$1,020,951	$5,966
Executive Vice President,	2004	$290,000		$265,716	*		$250,672	$5,716
Secretary & General Counsel	2003	$275,000		$185,000	*		$207,563	$5,466

(a)	Mr. Anestis terminated his position on March 28, 2005. The amount set forth is his salary paid to the date of termination. Mr. Henriques was hired effective March 28, 2005 with an annual salary of $630,000.
(b)	Cash bonus earned for performance in 2005 was paid to the listed executive officers on March 3, 2006. Mr. Henriques’ bonus amount includes $250,000 of signing bonus paid in March 2005.
*	Less than $50,000 and less than 10% of the sum of salary and bonus. Other compensation includes a car allowance, financial planning and tax assistance and payment of club dues.
(c)	Includes the following perquisites:

Housing allowance for Northeast Florida residence	$40,000
Cost of travel between St. Augustine and Miami at incremental cost to the company	$128,263
Club dues, auto allowance, financial advisory services	$27,164
Amounts reimbursed for taxes	$33,157

(d)	Includes temporary living and relocation expenses of $93,044 and related taxes paid of $52,244. Salary and bonus payments in 2004 are actual payments reflecting Mr. Popky’s February 8, 2004 hire date.

(e)	The table below lists all grants of restricted stock to the listed executives for 2005, 2004, and 2003.

The amounts in the column represent the grant date value of restricted common stock awarded to the listed executive officers.

2005	Shares Granted	Vesting
Robert W. Anestis	34,578	Vested when issued	Pursuant to separation agreement, 2004 Performance Grant and
	20,909	Vested when issued	2005 Pro Rata Grant immediately vested
Adolfo Henriques	25,500	Vested upon issue	Sign on grant
	80,000	Vests ratably over three years	Sign on grant
	7,525	Vests ratably over four years	Grant under Company Stock Incentive Plan
John D. McPherson	17,144	Vests on third anniversary of grant	One time retention grant
	7,797	Vests ratably over four years	Grant under Company Stock Incentive Plan
	3,145	Vests ratably over four years	Grant under Company Stock Incentive Plan
G. John Carey	15,822	Vests on third anniversary of grant	One time retention grant
	7,797	Vests ratably over four years	Grant under Company Stock Incentive Plan
	2,903	Vests ratably over four years	Grant under Company Stock Incentive Plan
Daniel H. Popky	14,695	Vests on third anniversary of grant	One time retention grant
	7,797	Vests ratably over four years	Grant under Company Stock Incentive Plan
	1,797	Vests ratably over four years	Grant under Company Stock Incentive Plan
Heidi J. Eddins	14,695	Vests on third anniversary of grant	One time retention grant
	7,797	Vests ratably over four years	Grant under Company Stock Incentive Plan
	1,797	Vests ratably over four years	Grant under Company Stock Incentive Plan

2004	Shares Granted	Vesting
Robert W. Anestis	14,235	Vests ratably over four years	Grant under Company Stock Incentive Plan
	15,300	Vests ratably over four years	Grant under Company Stock Incentive Plan
John D. McPherson	3,285	Vests ratably over four years	Grant under Company Stock Incentive Plan
	3,450	Vests ratably over four years	Grant under Company Stock Incentive Plan
G. John Carey	3,285	Vests ratably over four years	Grant under Company Stock Incentive Plan
	3,450	Vests ratably over four years	Grant under Company Stock Incentive Plan
Daniel H. Popky	17,500	Vests ratably over four years	Sign-on grant
	3,450	Vests ratably over four years	Grant under Company Stock Incentive Plan
Heidi J. Eddins	3,285	Vests ratably over four years	Grant under Company Stock Incentive Plan
	3,450	Vests ratably over four years	Grant under Company Stock Incentive Plan

2003	Shares Granted	Vesting
Robert W. Anestis	29,250	Vests ratably over four years	Grant under Company Stock Incentive Plan
John D. McPherson	6,750	Vests ratably over four years	Grant under Company Stock Incentive Plan
G. John Carey	6,750	Vests ratably over four years	Grant under Company Stock Incentive Plan
Heidi J. Eddins	6,750	Vests ratably over four years	Grant under Company Stock Incentive Plan

(1)	Aggregate Restricted Stock Holdings at End of Fiscal Year 2005.

The table below reflects the aggregate totals of restricted stock held by the listed executive officers at December 31, 2005. The value of such holdings is calculated using the $42.37 closing price on the NYSE on December 31, 2005.

Name	Number of Shares Restricted	Value as of 12/31/05
Henriques	87,525	$3,708,434
McPherson	36,510	$1,546,929
Carey	34,946	$1,480,662
Popky	40,001	$1,694,842
Eddins	32,713	$1,386,050

Dividends are paid on restricted shares in the same way that dividends are paid on common stock.

(2)	Mr. Anestis and Mr. Carey terminated their positions on March 28, 2005 and on January 6, 2006 respectively. In accordance with their employment and stock grant agreements, all restricted stock vested effective on the date of termination.

(f)	Unless otherwise noted, includes the following:

	Company Contribution to 401(k)	Value of Executive Life Insurance Paid by Company
Robert W. Anestis	$4,400	$769
Adolfo Henriques	$3,910	$1,499
John D. McPherson	$4,400	$3,078
G. John Carey	$4,400	$2,127
Daniel H. Popky	$4,400	$1,296
Heidi J. Eddins	$4,400	$1,566

(g)	Includes $3,519,686 paid or accrued in connection with Mr. Anestis’ termination of employment.
(h)	In a transaction initiated at the request of the board of directors, in connection with its adoption of a stock ownership requirement for the CEO, the company cancelled vested, in-the-money stock options to acquire 144,000 shares of the company’s common stock held by Mr. Anestis. The embedded value, ($2,008,567) less applicable tax withholding, was paid in common stock. Mr. Anestis was issued 36,407 shares (valued at $35.06, which was the closing price on February 24, 2004.)
(i)	Includes $500,000 credited to Mr. Henriques’ Supplemental Executive Retirement Plan which vests on March 28, 2007.

Option/SAR Grants in Last Fiscal Year

No options were granted to the named executive officers in 2005.

Stock Option Exercises and Values

The following table reflects the number of stock options exercised, value realized, and options held and the realizable gain of those stock options that are “in-the-money” at December 31, 2005.

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs at Fiscal Year End (#)		Value of Unexercised In-the-Money Options/SAR’s at Fiscal Year-End ($) (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Robert W. Anestis (2)	555,391	$8,761,898	94,538	0	$478,258	0
Adolfo Henriques	6,044	$54,638	12,603	0	$116,301	0
John D. McPherson	7,500	$168,516	129,104	0	$1,834,068	0
G. John Carey (2)	6,999	$102,355	50,157	0	$96,164	0
Heidi J. Eddins	11,232	$281,488	12,078	0	$116,301	0

(1)	Value of unexercised options/SARs at fiscal year-end represents the difference between the exercise price of any outstanding in-the-money options/SAR grants and $42.37, the closing price of common stock on December 31, 2005.
(2)	Mr. Anestis and Mr. Carey terminated their positions on March 28, 2005 and January 6, 2006 respectively. In accordance with their employment agreements, all options vested upon termination.

STOCK PERFORMANCE GRAPH

Comparison of Five-Year Cumulative Total Return

The graph below shows the five-year cumulative total shareholder return, assuming the investment of $100 on December 31, 2000 (and the reinvestment of dividends thereafter) in our common stock, the Russell 2000 Index, the Russell 3000 Index, the NAREIT (National Association Real Estate Investment Trust) Equity Index, and the S&P 1500 Railroads Index.(1)

*	$100 invested on 12/31/00 in stock or index-including reinvestment of dividends.

Fiscal year ending December 31.

Comparison of Cumulative Total Return Among the Company, the Russell 2000 Index,

the Russell 3000 Index, the NAREIT Equity Index, and S&P 1500 Railroads Index

	Cumulative Total
	12/00	12/01	12/02	12/03	12/04	12/05
Florida East Coast	$100.0	$64.7	$65.1	$98.0	$134.2	$126.8
Russell 2000 Index	$100.0	$102.4	$81.4	$120.0	$142.0	$148.4
Russell 3000 Index	$100.0	$88.5	$69.4	$91.0	$101.9	$108.1
NAREIT Equity	$100.0	$113.9	$118.2	$162.2	$213.4	$239.3
S&P 1500	$100.0	$118.3	$116.4	$142.4	$178.1	$236.6

(1)	Companies in the S & P 1500 Railroads Index are Union Pacific Corp., Burlington Northern Santa Fe, CSX Corp., Norfolk Southern Corp. and Kansas City Southern. In 2000, Kansas City Southern was excluded from the S&P 1500 but is included in subsequent years.

EXECUTIVE OFFICERS

Adolfo Henriques; age 52; Chairman, President and Chief Executive Officer

Mr. Henriques was appointed Chairman, President and Chief Executive Officer on March 28, 2005. From February 2004 until he joined the company, he was Southern Region CEO of Regions Financial Corp. From July 2001 to February 2004, he was Group CEO of Union Planters Group, Southern Group and from February 1998 to July 2001 he was President and CEO of Union Planters Bank – Florida. He has served on the company’s board of directors since 1998 and was chairman of the audit committee for four years.

John D. McPherson; age 59; Executive Vice President; President, Florida East Coast Railway, L.L.C.

Mr. McPherson joined the company in February 1999 as Executive Vice President – Rail Operations and Chief Operating Officer of Florida East Coast Railway, an affiliate of the company. He is now President of the Railway.

Armando Codina; age 59; President and Chief Executive Officer, Flagler Development Company and Codina Group, Inc.

Mr. Codina joined the company on April 27, 2006 upon the acquisition of The Codina Group, Inc. and certain real estate assets from Mr. Codina. Mr. Codina was the founder and Chairman of Codina Group, a Coral Gables, Florida based real estate investment, development, construction, brokerage and property management firm established in 1979.

Daniel H. Popky; age 41; Executive Vice President and Chief Financial Officer, CPA

Mr. Popky joined the company in February 2004 as Executive Vice President and Chief Financial Officer. From November 1998 until he joined the company, Mr. Popky was Senior Vice President and Chief Financial Officer of Allied Holdings, Inc. From October 1994 until November 1998, Mr. Popky served Allied Holdings, Inc. in various other capacities, including Vice President, Finance and Vice President, Controller.

Heidi J. Eddins; age 49; Executive Vice President, Secretary and General Counsel

Mrs. Eddins was appointed Executive Vice President, Secretary and General Counsel in 2000; she joined the company as Senior Vice President, Secretary and General Counsel in March 1999.

Bradley D. Lehan; age 42, Vice President and Treasurer

Mr. Lehan joined the company as Vice President and Treasurer in January 2002. He served as Vice President-Director of Strategic Sourcing for Vivendi Universal, after its purchase of Houghton Mifflin Company, a NYSE listed company and a leading publisher of textbooks, instructional technology, assessments, and other educational materials for elementary and secondary schools and colleges. At Houghton Mifflin Company, he served as Vice President and Treasurer for over ten years where he was responsible for corporate treasury, risk management and purchasing functions. At Vivendi, Mr. Lehan was responsible for all corporate purchasing, facilities management and accounts receivable.

Mark A. Leininger; age 44, Vice President and Controller, CPA

Mr. Leininger was named Vice President and Controller of the company in October of 1999. He was Assistant Controller with CSX Transportation from January 1996 to October 1999.

EXECUTIVE EMPLOYMENT AGREEMENTS

We have employment agreements with certain of the executive officers listed in the “Compensation of Executive Officers” section of this proxy statement. Brief summaries of the employment arrangements are set forth below.

Mr. Henriques and the company entered into an employment agreement, effective as of March 28, 2005 which provides a base annual salary of $630,000 (to be reviewed annually), a target annual cash incentive bonus opportunity of 75% and maximum of 150% of base pay and an annual long-term equity incentive, upon attainment of performance goals established by the compensation committee of the board of directors. Additionally, Mr. Henriques received as an inducement award a grant of 80,000 shares of restricted stock that vest equally over three years, subject to earlier vesting in the event of a termination without cause, resignation with good reason, death or disability and a grant of 25,500 fully vested shares of stock. He also received a signing bonus of $500,000 (to make up for lost bonuses) payable over two years. The company will also provide a supplemental retirement benefit (to replace that which he forfeited). Allocations to the supplemental retirement benefit plan, which vests on March 28, 2007, are $500,000 for 2005, $130,000 for 2006, with annual allocations of 20% of base salary thereafter. The company will provide a reasonable housing allowance for Mr. Henriques to maintain a residence in Northeast Florida and will reimburse him for travel between St. Augustine and Miami.

On April 27, 2006, we entered into an employment agreement with Armando Codina following the company’s acquisition of Mr. Codina’s interest in the Codina Group, Inc. and other real estate ventures and projects. The employment agreement has an initial term of three years. Mr. Codina will serve as President and Chief Executive Officer of Flagler Development Company and Codina Group, Inc. The employment agreement provides for a base salary of $500,000 (to be reviewed annually), a target annual cash incentive bonus opportunity of 65% and a maximum of 130% of base pay and an annual long-term equity incentive, upon attainment of performance goals established by the compensation committee of the board of directors.

On February 2, 1999, we entered into employment agreements with Heidi J. Eddins and John D. McPherson. On February 18, 2004, the company entered into an employment agreement with Daniel H. Popky to serve as Executive Vice President and Chief Financial Officer.

Each of these executives is entitled to participate in our annual cash incentive plan, with a target bonus of 50% of base salary with a maximum bonus opportunity of 100% of base, based upon the attainment of performance goals, and our annual long-term equity incentive plan.

In the event that we terminate any of these executives employment other than for cause, death or disability, or the executive terminates his or her employment for good reason (as defined in the employment agreements), the employment agreement obligates us to, among other things, (i) continue payments to the executive of an amount equal to two times such executive’s base salary and bonus, and (ii) continue the executive’s health plan participation for a period up to 18-months.

The employment agreements also obligate us to provide each of the executives an additional payment in an amount necessary to discharge, without cost to the executive, any excise taxes payable by such executive under Sections 280G and 4999 of the Internal Revenue Code. The employment agreements entitle the executives to participate in our various retirement savings, welfare, fringe benefit, and car allowance plans, programs and arrangements.

EXECUTIVE CHANGE IN CONTROL AGREEMENTS

In 2001, our board of directors determined that it was in the best interest of the company and its shareholders to amend the provisions relating to a change in control contained in the employment agreements and any other written agreements with the executive officers listed in the “Compensation of Executive Officers” section of this proxy statement and certain other key employees. To effect such amendments, each of these executive officers executed a change in control agreement. A brief summary of the change of control agreement is set forth below.

Under the change in control agreement, certain payments are to be made by us to the executive officer if a change of control occurs during the term of the agreement and the executive officer’s employment is terminated (i) without cause by the company or by the executive for good reason at any time on the date of the change of control, or within two years thereafter, or (ii) without cause by the company or by the executive for certain good reasons during the time period beginning three months prior to the change in control and ending immediately prior to the change in control, where such termination was requested by the party taking control or was otherwise in anticipation of the change in control.

A change of control occurs, as defined under the change of control agreement, if: (i) a person or a group of affiliated persons becomes the beneficial owner of more than 50% of the total voting power of our outstanding voting securities; (ii) a change in the composition of the board of directors occurs as a result of which fewer than a majority of the directors are incumbent directors (as defined in the change of control agreement); (iii) the company is liquidated or it sells or disposes of substantially all of its assets other than by a spin-off or similar disposition to our shareholders; or (iv) the company is a party to a merger or consolidation in which the shareholders prior to such transaction hold less than 50% of the total voting power of the surviving entity immediately after such transaction. “Good reason” is generally defined under the change of control agreement to include: (i) any diminution in the executive’s title, material diminution in the executive’s duties, responsibilities or authority, or the assignment to the executive of duties and responsibilities materially inconsistent with the position held prior to the change in control; (ii) a relocation of the executive’s principal business location of over 35 miles or a material increase in the amount of required travel; (iii) a reduction in the executive’s annual base salary; (iv) a failure by us to continue any annual bonus plan or arrangements in which the executive is entitled to participate and no plan with substantially similar benefits is substituted therefor after a change of control; or (v) a failure to permit the executive to participate in cash-or-equity based incentive plans and programs providing the executive with an annualized award value at least equal to the annualized award value provided to the executive immediately prior to the change in control.

In the event of a change of control and employment termination as described above, the executive officer is generally entitled to receive (i) any unpaid base salary, unpaid accrued vacation, unpaid bonus for the fiscal year preceding the date of termination, unreimbursed expenses, and all other payments or benefits to which the executive may be entitled under the terms of any non-severance compensation arrangement or benefit program, (ii) a lump sum cash payment equal to three times the sum of the executive’s base salary and target bonus in effect immediately preceding the change in control, (iii) payment of a pro rata portion of the bonus for the fiscal year to which the bonus relates, (iv) acceleration of equity grants, and (v) continuation for three years of participation in all health plans in effect on the date of termination, if the executive continues to pay the applicable premium and does not obtain other employment that offers substantially similar or improved benefits.

In the event that the executive officer becomes entitled to payments and/or benefits under the change in control agreement or any other plan, arrangement or agreement with us as a result of a change in control and such payments/benefits will be subject to the tax imposed by Section 4999 of the Internal Revenue Code, the executive officer will be entitled to an additional payment from the company in an amount necessary to discharge without cost to the executive officer any such tax imposed.

Under the change in control agreement, the restrictive covenants (including confidentiality and non-competition and non-solicitation) in any other agreement the executive officer has with us continue to apply after a change of control or termination of employment after a change of control. Furthermore, for a two-year period after the date of termination, the executive officer is prohibited from soliciting any of our employees and interfering in any way with our business relationships. (Mr. Codina is subject to certain restrictive covenants in connection with the company’s acquisition of Codina Group, Inc. and Codina’s real estate interests.) Subject to certain limitations, the executive officer must release all claims he or she has or may have against us to receive payment under the change in control agreement.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with Management and Others

Codina Acquisition

On January 5, 2006, the Company entered into the following agreements related to the acquisition of the Codina Group, Inc. and property interests of Armando Codina:

•	Agreement and Plan of Merger and Contribution dated as of January 5, 2006 among Florida East Coast Industries, Inc. Foxx Holdings, Inc., Foxx Merger Sub, Inc., Armando Codina, C/Countyline, LLC and C/WDL, Ltd. (“Contribution Agreement”)

•	Admission and Contribution Agreement made as of January 5, 2006 by and among Codina Doral, Inc., Armando Codina, Ana-Marie Codina Barlick, Alexandra Margarita Codina, Andrea Codina Miyares and Amanda Marcia Codina and Flagler Doral, LLC (“Partnership Agreement”)

•	Agreement of Purchase and Sale of Membership Interests made as of January 5, 2006 by and among Codina Atlas, Ltd., Armando Codina and Flagler Commons, LLC (Commons Agreement)

•	Agreement of Purchase and Sale of Membership Interests made as of January 5, 2006 by and among Codina Holdings, III, Ltd., Armando Codina and FECR Land Holdings, LLC (BN Expansion Agreement)

Under the Contribution Agreement, the company acquired 100% of the stock of Codina Group, Inc. Codina Group was solely owned by Armando Codina and is engaged, through five subsidiaries, in real estate development, construction, brokerage and property management services. In addition the company acquired the following real property interests:

•	Beacon Countyline, consisting of 457 acres of unimproved land in Hialeah

•	Gables Office Building, a 45,000 square foot office building under construction in Coral Gables

•	Beacon Lakes, 21.2% interest in a venture with AMB Properties that owns a 432-acre industrial park, including three industrial buildings and entitlements for an additional 6.2 million square feet in West Dade

•	Burger King, a 30% interest in a venture with an affiliate of JPMorgan to acquire land and construct a 15-story, 250,000-square-foot building for Burger King’s corporate headquarters

•	Red Road Commons, a proposed 50% interest in a venture with an affiliate of Fairfield Properties, Inc. to build 407 unit residential apartments on land to be leased in South Miami

In exchange for these assets, Mr. Codina received initial consideration of $72.7 million in company stock, or 1,713,431 shares (of which 171,343 shares are held in escrow pending post closing adjustments and indemnifications). This stock cannot be transferred, sold, pledged or otherwise disposed of for two years and for the successive three years thereafter no more than 25%, 50% and 75% of those shares may be sold or transferred in any one year. Twenty-two employees of Codina were granted collectively $12.2 million of restricted stock. Twenty-five percent (25%) of the restricted stock will vest on the first anniversary and the rest will vest on the third anniversary. Under the Contribution Agreement, Mr. Codina may receive up to an additional 1.295 million shares of company stock in additional consideration upon the achievement of value-based milestones. These contingent consideration shares are currently held by an escrow agent. The company also assumed $36 million of debt.

Under the Partnership Agreement, a subsidiary of FECI became a general partner of a partnership (the “Partnership”) with Mr. Codina and his children as limited partners. The Partnership has a 50.1% interest in a venture which holds an option to acquire and re-develop 77 acres in South Florida for residential and commercial uses in phases. The Codina partners will be entitled to receive up to $30 million in partnership distributions from the Partnership of which the after-tax portion may be paid by the issuance of shares of FECI common stock valued at the time of distribution. This will be paid only after FECI has been repaid any capital it invests in the Partnership along with a return on that capital of 9%, and then only if sufficient net cash flow is generated. Any additional profits are payable to the company.

Under the Commons Agreement, a subsidiary of Flagler Development Company acquired Beacon Commons, a 92-acre parcel in Doral. The purchase price was $54 million in cash.

Under the BN Expansion Agreement, a subsidiary of Florida East Coast Railway, LLC acquired 40 acres adjacent to Beacon Countyline. The purchase price was approximately $11.8 million in cash.

The Beacon Commons and BN Expansion properties were acquired utilizing tax deferred sales proceeds pursuant to Section 1031 of the Internal Revenue Code, as amended.

The costs to Mr. Codina of the assets we acquired that Mr. Codina held less than two years prior to the sale to the company were $71 million. The purchase price of the assets acquired by the company under the various agreements was determined by negotiation between the parties. The company was assisted in the negotiations by Morgan Stanley.

In addition, in 2005, Flagler Development Company, a subsidiary of the company, received various services from the Codina Group, including brokerage, development and construction services for which it paid $13,659,594.

SHAREHOLDER PROPOSALS

Shareholders may present proposals for consideration at the 2007 annual meeting of shareholders by following the procedures outlined in Rule 14a-8 of the Securities Exchange Act and our articles of incorporation. Proposals of shareholders, which are the proper subject for inclusion in the proxy statement and for consideration at the 2007 annual meeting, must be submitted in writing and must be received by the company’s secretary no later than December 28, 2006.

Shareholders whose proposals are not included in the 2007 proxy statement and who would otherwise request proposals to be submitted to shareholders at the 2007 annual meeting must follow the procedures set forth in our articles of incorporation. With respect to nominations of persons for election to the board of directors or any other matter proposed to be submitted to shareholders, notice must be given in writing to the secretary not less than 60 days nor more than 180 days before the first anniversary of the date of our notice of annual meeting for the prior year’s meeting. For next year’s annual meeting, notice must be given no earlier than October 27, 2006, but not later than February 27, 2007. If a special meeting is held to elect directors, nominations must be received by the secretary no later than 10 days after the earlier of the date notice of the meeting is given to shareholders or is announced publicly. A notice of a proposed item of business must include a description of, and the reasons for bringing the proposed business to the meeting, any material interest of the shareholder submitting the proposal and certain other information about that shareholder. A notice of a proposed nomination for the board of directors for action at either a special meeting or the annual meeting must include certain information as set forth in our articles of incorporation. A copy of the provisions of the articles of incorporation discussed here may be obtained by writing to us at our principal executive offices at One Malaga Street, St. Augustine, FL 32084, Attention: Secretary.

FINANCIAL INFORMATION

A copy of our 2005 annual report accompanies this proxy statement. The financial statements which are included in our 2005 annual report are incorporated herein by reference. Additional copies of our 2005 annual report and copies of our annual report to shareholders on Form 10-K for the year ended December 31, 2005 are available on our website (www.feci.com) and from us without charge. You may request copies by writing or calling us at:

One Malaga Street

St. Augustine, Florida 32084

Attention: Shareholder Services

(904) 826-2398

By order of the board of directors.

Heidi J. Eddins

Secretary

ANNEX A

FLORIDA EAST COAST INDUSTRIES, INC.

Audit Committee Charter

Adopted November 17, 2005

Purpose

The Audit Committee is created by the Board of Directors of the Corporation to

•	assist the Board in its oversight of

•	the integrity of the financial statements of the Corporation;

•	the qualifications, independence and performance of the Corporation’s independent auditors;

•	the performance of the Corporation’s internal audit function; and

•	compliance by the Corporation with legal and regulatory requirements;

•	appoint, retain, compensate, evaluate and terminate the Corporation’s independent auditors

•	prepare the audit committee report that Securities and Exchange Commission rules require to be included in the Corporation’s annual proxy statement

Membership

The Audit Committee shall consist of at least three members, comprised solely of independent directors meeting the independence, financial literacy and experience requirements of the New York Stock Exchange and the Sarbanes-Oxley Act of 2002. The Nominating and Corporate Governance Committee shall recommend nominees for appointment to the Audit Committee annually and as vacancies or newly created positions occur. Audit Committee members shall be appointed by the Board and may be removed by the Board at any time. The Nominating and Corporate Governance Committee shall recommend to the Board, and the Board shall designate, the Chairman of the Audit Committee.

Authority and Responsibilities

In addition to any other responsibilities which may be assigned from time to time by the Board, the Audit Committee is responsible for the following matters.

Independent Auditors

•	The independent auditors are accountable to the Audit Committee and the Board of Directors. Subject to ratification by the shareholders, if deemed appropriate by the Board of Directors, the Audit Committee has the sole authority to retain, oversee and terminate the independent auditors of the Corporation, including sole authority to approve all audit engagement fees and terms and all permissible non-audit services to be provided by the independent auditors. The Audit Committee shall pre-approve each such non-audit service to be provided by the Corporation’s independent auditors. The Audit Committee may consult with management in the decision making process, but may not delegate this authority to management. The Audit Committee may, from time to time, delegate its authority to pre-approve non-audit services on a preliminary basis to one or more Audit Committee members, provided that such designees present any such approvals to the full Audit Committee at the next Audit Committee meeting.

•	The Audit Committee shall review and approve the scope and staffing of the independent auditor annual audit plan.

•	The Audit Committee shall evaluate the independent auditor qualifications, performance and independence, and shall present its conclusions and recommendations with respect to the independent auditors to the full Board on at least an annual basis. As part of such evaluation, at least annually, the Audit Committee shall:

•	obtain and review a report or reports from the Corporation’s independent auditors:

•	describing the independent auditors internal quality-control procedures;

•	describing any material issues raised by (i) the most recent internal quality-control review, peer review or Public Company Accounting Oversight Board (PCAOB) review of the auditing firm, or (ii) any inquiry or investigation by governmental or professional authorities, within the preceding five years, regarding one or more independent audits carried out by the auditing firm; and any steps taken to deal with any such issues;

•	describing all relationships between the independent auditors and the Corporation; consistent with Independence Standards Board Standard 1

and

•	assuring that Section 10A of the Securities Exchange Act of 1934 has not been implicated;

•	review and evaluate the senior members of the independent auditor team(s), particularly the lead audit and reviewing partners;

•	consider whether the lead audit or reviewing partner should be rotated more frequently than is required by law, so as to assure continuing auditor independence;

•	consider whether the independent auditors should be rotated, so as to assure continuing auditor independence; and

•	obtain the opinion of management and internal auditors of the independent auditor performance.

•	The Audit Committee shall establish policies for the Corporation’s hiring of current or former employees of the independent auditors in compliance with applicable law.

Internal Auditors

•	At least annually, the Audit Committee shall evaluate the performance, responsibilities, budget and staffing of the Corporation’s internal audit function and review the internal audit plan. Such evaluation shall include a review of the responsibilities, budget and staffing of the Corporation’s internal audit function with the independent auditors.

Financial Statements; Internal Controls; Disclosure and Other Risk Management and Compliance

Matters

•	The Audit Committee shall review with management and the independent auditors, in separate meetings if the Audit Committee deems it appropriate:

•	the annual audited financial statements, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, prior to the filing of the Corporation’s Form 10-K;

•	the quarterly financial statements, including the Corporation’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, prior to the filing of the Corporation’s Form 10-Q;

•	any analyses or other written communications from management or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements;

•	the critical accounting policies of the Corporation;

•	related-party transactions and any material off-balance sheet transactions and structures;

•	any major issues regarding accounting principles and financial statement presentations, including any significant changes in the Corporation’s selection or application of accounting principles;

•	management’s and the independent auditor’s assessment of the Corporation’s system of internal controls over financial reporting, including any major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of control deficiencies; and

•	the effect of regulatory (including accounting) actions applicable to the Corporation (including any SEC investigations or proceedings) on the financial statements of the Corporation;

•	Based on its review and discussion with management and the independent auditors, the Committee shall make a determination whether to recommend to the Board that the audited financial statements be included in the Corporation’s Form 10-K.

•	The Audit Committee shall review, in conjunction with management, the Corporation’s policies with respect to the Corporation’s earnings press releases and including financial information, such as earnings guidance, if any, including the types of information to be disclosed and the types of presentation to be made and paying particular attention to the use of non-GAAP financial measures, if any.

•	The Audit Committee or its Chairman may review any of the Corporation’s earnings press releases as the Audit Committee or the Chairman deems appropriate.

•	The Audit Committee shall review management’s annual assessment of the Corporation’s internal controls and disclosure controls and procedures, including whether there are any significant deficiencies in the design or operation of such controls and procedures, material weaknesses in such controls and procedures, any corrective actions taken with regard to such deficiencies and weaknesses and any fraud involving management or other employees with a significant role in such controls and procedures.

•	The Audit Committee shall discuss with the independent auditors any audit problems or difficulties and management’s response thereto, including those matters required to be discussed with the Audit Committee by the auditors pursuant to Statement on Auditing Standards No. 61:

•	any restrictions on the scope of the independent auditors’ activities or access to requested information;

•	any accounting adjustments that were noted or proposed by the auditors but were “passed” (as immaterial or otherwise);

•	any communications between the audit team and the audit firm’s national office regarding auditing or accounting issues presented by the engagement;

•	any management or internal control letter issued, or proposed to be issued, by the auditors; and

•	any significant disagreements between the Corporation’s management and the independent auditors.

•	The Audit Committee shall review the Corporation’s policies and practices with respect to risk assessment and risk management, including discussing with management the Corporation’s major financial risk exposures (including litigation and its anticipated impact on the Corporation, if any) and the steps that have been taken to monitor and control such exposures.

•	The Audit Committee shall establish procedures for:

•	the receipt, retention and treatment of complaints received by the Corporation regarding accounting, internal accounting controls or auditing matters, and

•	the confidential, anonymous submission by employees of the Corporation of concerns regarding questionable accounting or auditing matters.

•	The Audit Committee shall periodically review the Corporation’s policies and procedures with respect to legal and regulatory compliance. The Audit Committee shall review any significant complaints regarding accounting, internal accounting controls or auditing matters received pursuant to such procedures.

•	The Audit Committee shall prepare the audit committee report that Securities and Exchange Commission rules require to be included in the Corporation’s annual proxy statement.

Reporting to the Board

•	The Audit Committee shall report to the Board periodically. This report shall include a review of any issues that arise with respect to the quality or integrity of the Corporation’s financial statements, the Corporation’s compliance with legal and regulatory requirements, the qualifications, independence and performance of the Corporation’s independent auditors, the performance of the internal audit function and any other matters that the Audit Committee deems appropriate or is requested to be included by the Board.

•	At least annually, the Audit Committee shall evaluate its own performance and report to the Nominating and Corporate Governance Committee on such evaluation.

•	The Audit Committee shall periodically review and assess the adequacy of this charter and recommend any proposed changes to the Nominating and Corporate Governance Committee.

Procedures

The Audit Committee shall meet as often as it determines is appropriate to carry out its responsibilities under this charter, but not less frequently than quarterly. The Chairman of the Audit Committee, in consultation with the other committee members, shall determine the frequency and length of the committee meetings and shall approve meeting agendas consistent with this charter.

The Audit Committee shall meet separately, periodically, with management, with internal auditors or other personnel responsible for the internal audit function and with the independent auditors.

The Audit Committee is authorized (without seeking Board approval) to retain special legal, accounting or other advisors and may request any officer or employee of the Corporation or the Corporation’s outside counsel or independent auditors to meet with any members of, or advisors to, the Audit Committee.

Limitations Inherent in the Audit Committee’s Role

It is not the duty of the Audit Committee to plan or conduct audits or to determine that the Corporation’s financial statements are complete and accurate and are in accordance with GAAP. This is the responsibility of management and the independent auditors. Furthermore, while the Audit Committee is responsible for reviewing the Corporation’s policies and practices with respect to risk assessment and management, it is the responsibility of the CEO and senior management to determine the appropriate level of the Corporation’s exposure to risk. Each member of the Committee is entitled to reasonably rely on the integrity of people and organizations from which the committee receives information and the accuracy of such information.

FLORIDA EAST COAST INDUSTRIES, INC.

One Malaga Street

St. Augustine, FL 32084

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 1, 2006

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The annual meeting of the shareholders of Florida East Coast Industries, Inc. will be held in the Flagler Room, Flagler College, 74 King Street, St. Augustine, Florida, on Thursday, June 1, 2006, at 10:30 a.m.

The board of directors has established the close of business on April 24, 2006 as the record date for determining those shareholders who will be entitled to notice of and to vote at the annual meeting or any adjournment thereof.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF SHAREHOLDERS OF

FLORIDA EAST COAST INDUSTRIES, INC.

June 1, 2006

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

ê Please detach along perforated line and mail in the envelope provided. ê

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

			FOR	AGAINST	ABSTAIN
1. The election of ten directors to hold office until the annual meeting of shareholders in 2007, or until their successors are elected and qualified.		2. The ratification of KPMG LLP as our independent registered public accounting firm for the 2006 fiscal year.	☐	☐	☐
NOMINEES:
☐ FOR ALL NOMINEES	☐ ARMANDO CODINA
WITHHOLD AUTHORITY ☐ FOR ALL NOMINEES FOR ALL EXCEPT ☐ (See instructions below)	☐ DAVID M. FOSTER ☐ ADOLFO HENRIQUES ☐ JAMES E. JORDAN ☐ GILBERT H. LAMPHERE ☐ JOSEPH NEMEC ☐ JORGE PEREZ ☐ WELLFORD L. SANDERS, JR. ☐ ROSA SUGRAÑES ☐ GEORGE R. ZOFFINGER	Your vote is important. Please vote your shares in accordance with the instructions printed on the enclosed proxy card, regardless of whether you plan to attend the meeting in person.
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.